                                                                    EXHIBIT 12.1

                LITTON INDUSTRIES, INC. AND SUBSIDIARY COMPANIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN MILLION, EXCEPT RATIOS)

                                                      SIX MONTHS
                                                        ENDED
                                                     JANUARY 31,          FISCAL YEAR ENDED JULY 31,
                                                    --------------  --------------------------------------
                                                     1997    1996    1996    1995    1994    1993    1992
                                                    ------  ------  ------  ------  ------  ------  ------
Earnings
  Earnings before Taxes on Income.................  $126.6  $116.7  $253.6  $227.0  $ 90.6  $144.4  $144.3

Less: Earnings of Unconsolidated Finance
  Subsidiaries....................................     0.0     0.0     0.0     0.0     0.2     1.0     0.9

Add: Earnings before Taxes of Unconsolidated
  Financial Subsidiaries..........................     0.0     0.0     0.0     0.0     0.4     1.5     1.4
                                                    ------  ------  ------  ------  ------  ------  ------
                                                    $126.6  $116.7  $253.6  $227.0  $ 90.8  $144.9  $144.8
                                                    ------  ------  ------  ------  ------  ------  ------
                                                    ------  ------  ------  ------  ------  ------  ------
Fixed Charges
  Interest expense including capitalized
    interest......................................  $ 26.0  $  6.6  $ 26.5  $ 13.1  $ 58.8  $ 83.4  $131.5
  Portion of rentals representative of interest
    factor........................................     5.0     3.5     9.6     7.1     8.1     8.4     8.7
                                                    ------  ------  ------  ------  ------  ------  ------
    Total Fixed Charges...........................    31.0    10.1    36.1    20.2    66.9    91.8   140.2
                                                    ------  ------  ------  ------  ------  ------  ------
      Less: capitalized interest included in Fixed
        Charges, net of amortization..............     0.0     0.0    (0.1)   (0.1)   (0.2)   (0.2)   (0.2)
                                                    ------  ------  ------  ------  ------  ------  ------
    Subtotal......................................    31.0    10.1    36.2    20.3    67.1    92.0   140.4
                                                    ------  ------  ------  ------  ------  ------  ------
Earnings Available for Fixed Charges..............  $157.6  $126.8  $289.8  $247.3  $157.9  $236.9  $285.2
                                                    ------  ------  ------  ------  ------  ------  ------
                                                    ------  ------  ------  ------  ------  ------  ------
Ratio of Earnings to Fixed Charges................     5.1    12.6     8.0    12.2     2.4     2.6     2.0
                                                    ------  ------  ------  ------  ------  ------  ------
                                                    ------  ------  ------  ------  ------  ------  ------

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Note: The calculations for fiscal years 1994, 1993 and 1992 exclude the results of Western Atlas Inc. ("WAI"), a former subsidiary which was distributed to holders of Litton Common stock in March 1994. Accordingly, the results of WAI were reported as discontinued operations.